ITEM 77D/77Q1(B) – POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Series Trust

Columbia Global Strategic Equity Fund (formerly known as Columbia LifeGoal Growth Portfolio)

Effective June 2, 2015, the Fund made certain changes to its principal investment strategies, including the addition of 80% equity and 40% global investment policies. Such revised strategies and policies are described in a supplement, dated June 2, 2015, to the Fund’s prospectus filed with the Securities and Exchange Commission on June 2, 2015 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-15-209447), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.